Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-11) and related Prospectus of Essential Properties Realty Trust, Inc. for the registration of 10,600,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2019, with respect to the consolidated financial statements and schedules of Essential Properties Realty Trust, Inc. and Essential Properties Realty Trust, Inc. Predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 11, 2019